Exhibit 99.1

NewHydrogen CEO Steve Hill Discussed Hydrogen and Gas Turbine Combustion Systems with Georgia Tech Clean Energy Expert

Dr. Tim Lieuwen highlighted the need for efficient energy storage solutions and the use of existing natural gas infrastructure to produce and store hydrogen

SANTA CLARITA, Calif. (March 26, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of a breakthrough technology that uses clean energy and water to produce the world’s cheapest green hydrogen, today announced that in a recent podcast the Company’s CEO Steve Hill spoke with Dr. Tim Lieuwen, Executive Director of the Strategic Energy Institute at the Georgia Institute of Technology.

During the conversation, Dr. Lieuwen shared his extensive insight on gas turbine combustion systems, explaining their versatility and ability to use different types of fuel, including renewable ones such as hydrogen. The discussion also covered the process of generating electricity through gas turbines, with Dr. Lieuwen providing a detailed explanation.

Dr. Lieuwen and Mr. Hill also discussed challenges and opportunities of a hydrogen economy, with a focus on the use of green hydrogen produced from renewable sources. Dr. Lieuwen said, “There is a need for efficient energy storage solutions, such as converting the energy into hydrogen and storing it underground. In addition to the development of gas turbines, which are becoming more efficient over time, there is the challenge of transporting and storing hydrogen, which is being addressed through innovations in technologies like cryogenic storage and high-pressure compression.”

They also discussed the potential of using existing natural gas infrastructure to produce and store hydrogen. They recognized the need to balance supply and demand in the hydrogen economy, and the importance of data analytics in optimizing these systems. Lastly, Dr. Lieuwen expressed optimism about the future of the hydrogen economy, despite the challenges.

Dr. Lieuwen received a Ph.D. in mechanical engineering from Georgia Tech. He is a Regents’ Professor, the David S. Lewis, Jr. Professor and the Executive Director of the Strategic Energy Institute at Georgia Tech. Dr. Lieuwen is also founder and CTO of TurbineLogic, an analytics firm working in the energy industry. Current and past board positions include governing/advisory boards for Oak Ridge National Lab, Pacific Northwest National Lab, National Renewable Energy Lab, Electric Power Research Institute, appointment by the DOE Secretary to the National Petroleum Counsel, and board member of the ASME International Gas Turbine Institute. Dr. Lieuwen is listed as Google Scholar at https://scholar.google.com/citations?user=6ipMUqMAAAAJ.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Lieuwen at https://newhydrogen.com/videos/ceo-podcast/dr-tim-lieuwen-georgia-tech-university.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource. Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com